Exhibit 11.1 - Computation of Earnings Per Share
Physicians Quality Care, Inc.


                                                       Period from March 20,                           Six months        Six months
                                                       1995 (inception) to         Year ended            ended              ended
                                                          December 31,             December 31,         June 30,           June 30,
Primary and Fully-diluted earnings per share (1)             1995                     1996                1996              1997
------------------------------------------------------------------------------------------------------------------------------------
Net loss                                                  $2,082,264                $ 4,973,188       $ 2,313,350       $ 2,209,610

Accretion on common stock subject to fair value put (2)                              14,436,848                --         6,656,541
                                                       -----------------------------------------------------------------------------
Net loss available to common stockholders                 $2,082,264                $19,410,036       $ 2,313,350       $ 8,866,151
                                                       =============================================================================
Weighted average common shares outstanding                 7,706,250                 10,785,605        10,399,702        25,746,314
                                                       =============================================================================
Primary and fully-diluted loss per common share           $    (0.27)               $     (1.80)      $     (0.22)      $     (0.34)
                                                       =============================================================================
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(1) The effect of options, warrants and convertible securities are not considered as it would be antidilutive.

(2) Calculated as follows:
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
                                                     December 31,           June 30,
                                                        1996                  1997
                                                    -------------         ------------
    Per share fair value of common stock                  $2.50                $3.00
    Recorded per share value                                .01                 2.50
                                                          -----                -----
    Per share accretion adjustment                        $2.49                $ .50
    Common shares subject to fair value put           5,797,930           13,313,082
                                                    -----------           ----------
                                                    $14,436,848           $6,656,541
                                                    ===========           ==========
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